EXHIBIT 10.20

KEANE VALUE CREATION PLAN

(Effective March 14, 2016, as amended November 8, 2016)

1.	OBJECTIVE

Keane Group Holdings, LLC (the “Company”) has established this Keane Value Creation Plan (formerly known as the “Keane Group LLC Incentive and Retention Plan”) (the “Plan”) to provide incentive payments to retain certain key management employees following the “Closing Date” (as defined in the Asset Purchase Agreement by and among the Company, Keane Frac, LP, Trican Well Service Ltd., and Trican Well Service, L.P., dated January 25, 2016 (the “Purchase Agreement”)).

2.	EFFECTIVE DATE

The Plan is effective on the date of adoption by the Compensation Committee (the “Compensation Committee”) of the Company’s Management Board (the “Board”).

3.	PARTICIPATION

The following key employees shall be participants in the Plan (each a “Participant”):

•	James Stewart

•	Greg Powell

•	Paul Debonis

4.	ELIGIBILITY FOR INCENTIVE PAYMENTS

For a Participant to be eligible to receive an Incentive Payment (as defined below) under the Plan, each of the following conditions must be met:

(a)	the relevant Milestone (as defined below) must be achieved, and

(b)	the Participant must remain continuously employed by the Company through the date that the particular Incentive Payment is paid.

5.	AMOUNT OF POTENTIAL INCENTIVE PAYMENTS

Each Participant shall be eligible for three separate bonuses (each, an “Incentive Payment”). The payment of each separate Incentive Payment shall be conditioned on the achievement of the applicable Performance Criteria (each, a “Milestone”). The amount of each Participant’s potential Incentive Payment with respect to each Milestone and the total amount of each Participant’s Incentive Payments is set forth on Appendix A hereto.

6.	PERFORMANCE CONDITIONS FOR INCENTIVE PAYMENTS

Subject to Section 4, a Participant’s Incentive Payment with respect to each Milestone will be payable to the Participant within thirty (30) days following the date that the Compensation Committee determines whether the applicable Performance Criteria set forth in the table below was achieved during the applicable Performance Period indicated in the table below:

Milestone	Performance Period	Performance Criteria
Milestone 1[1]	The period for determination of the Company’s cost-out run rate following the “Closing Date” (as defined in the Purchase Agreement) as set forth in the Company’s Underwriting Plan.	Achievement by the Company of at least a $66 Million cost-out on a run rate basis as outlined in the Company’s Underwriting Plan.

Milestone 2	On or before December 31, 2017	The consummation of an initial public offering of the equity securities of the Company pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act of 1933, as amended (an “IPO”).

Milestone 3	January 1 2017 – December 31, 2017	Achievement by the Company of at least $135 Million of 2017 Adjusted EBITDA (verified by audited financial statements).

[1]	Milestone 1 was achieved and the related Incentive Payments were made in June 2016 to each Participant.

Notwithstanding Section 8, in the event of any change in the capital structure of the Company by reason of any reorganization, recapitalization, merger, consolidation, spin-off, reclassification, combination or any transaction similar to the foregoing, the Compensation Committee may make such adjustments, if any, to the Performance Criteria set forth above as it deems to be equitable in its sole discretion.

7.	ADMINISTRATION OF THE PLAN

The Compensation Committee will have the full power and authority to interpret, construe and administer the Plan, and the Compensation Committee’s interpretations, construction and administration thereof, and actions taken thereunder, including the determination of each Participant’s Incentive Payments will be binding and conclusive on all persons for all purposes. No officer or director of the Company will be personally liable to any person for any action taken or omitted in connection with the interpretation, construction and administration of the Plan, and the Company will indemnify and hold harmless each such officer or director against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any such act or omission, unless such action is attributable to his or her own fraud or willful misconduct.

8.	AMENDMENT

The Company reserves the right to make exceptions to the Plan upon such terms and conditions it deems appropriate, and to terminate, amend or supplement the Plan at any time in its sole and absolute discretion; provided that no such termination, amendment or suspension, without the consent of the Participants, will affect adversely any earned but unpaid Incentive Payment.

9.	MISCELLANEOUS

The Plan shall not be interpreted as, and no action taken hereunder will be construed as establishing, a contract of employment or otherwise bind either the Participant or the Company to a specific period of employment, or interfere in any way with the right of the Company to terminate any Participant’s employment at any time, for any reason, subject to the terms of any applicable employment agreement between the Company and the Participant. The Plan is intended to be an “unfunded” plan for incentive compensation, and with respect to any payments not yet made to a Participant nothing contained in the Plan will give the Participant any rights that are greater than those of a general creditor of the Company. No payment pursuant to the Plan will be taken into account in determining any benefits under any severance, pension, retirement, savings, profit sharing, group insurance, welfare or other benefit agreement or plan of the Company or its affiliates except to the extent otherwise expressly provided in writing. A Participant may not assign, sell, encumber, transfer or otherwise dispose of any right to receive an Incentive Payment under the Plan and any attempted disposition in contravention of the foregoing will be null and void. The Company may assign its rights and obligations under the Plan to another entity that will succeed to all or substantially all of the assets and business of the Company. Notwithstanding anything herein to the contrary, upon the consummation of an IPO, the Plan will be transferred to and assumed by Keane Group, Inc., and thereafter all references in the Plan to the “Company” will refer to Keane Group, Inc.

10.	TAXES

The Company will deduct from all amounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments. Each separate Incentive Payment shall be construed as a separate identified payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and is intended to constitute a “short-term deferral,” within the meaning of Code Section 409A.

11.	Governing Law.

The Plan will be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

APPENDIX A

AMOUNT OF POTENTIAL INCENTIVE PAYMENTS

Participant	Milestone 1	Milestone 2	Milestone 3	Total
James Stewart	$666,667	$666,667	$666,667	$2,000,000
Greg Powell	$666,667	$666,667	$666,667	$2,000,000
Paul Debonis	$166,667	$166,667	$166,667	$500,000